Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Jane Merandi
            Alamco, Inc.
            200 West Main Street
            Clarksburg, WV   26301
            1-800-873-2526, extension 108
            http://www.alamco.com

                      ALAMCO AND CNR SIGN MERGER AGREEMENT

      CLARKSBURG, WV, May 27, 1997 ... Alamco, Inc. (AMEX: AXO) (the "Company") announced today that the Company has entered into a definitive Agreement and Plan of Merger dated as of May 27, 1997 with Columbia Natural Resources, Inc. ("CNR"), a wholly owned subsidiary of The Columbia Gas System, Inc., pursuant to which the stockholders of the Company would receive in cash $15.75 per share of Common Stock on a fully diluted basis (approximately 5.2 million shares). The total purchase price, including the assumption of outstanding bank debt, is approximately $101 million.

      The merger is subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and other customary closing conditions. A special meeting of the stockholders of Alamco, Inc. is currently scheduled for August 7, 1997.

      On January 16, 1997, the Company announced that its Board of Directors had retained Principal Financial Securities, Inc. to assist it in exploring strate-gic alternatives for increasing stockholder value, including the possibility of a sale or merger of all or part of the Company.

      Alamco, headquartered in Clarksburg, West Virginia, is an independent producer of gas and oil in the Appalachian Basin with operations concentrated in
West Virginia, Tennessee and Kentucky.   The Company's stock is traded on the
American Stock Exchange under the symbol AXO. For additional information about the Company, visit our Web site at http://www.alamco.com.